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                                                                    EXHIBIT 99.2

April 3, 2000



TO:  Participants in the ReliaStar Success Sharing Plan and ESOP

The Annual Meeting of Shareholders of ReliaStar Financial Corp. ("ReliaStar") will be held in the auditorium of 20 Washington Avenue South, Minneapolis, Minnesota, on Thursday, May 11, 2000 at 10:00 a.m., Minneapolis time. ReliaStar shareholders of record as of March 14, 2000 may vote the shares they held of record on that date.

Under the ReliaStar Success Sharing Plan and ESOP ("Plan"), you have an interest in the ReliaStar common stock ("Shares") held by the Plan. You may instruct The Northern Trust Company, the Trustee for the Plan, how to vote the Shares allocated to your account(s) as of the record date. Your interest in the Shares held by the Plan may only be voted through the Trustee.

Enclosed are several documents that are important for both the Annual Meeting and proxy voting.

1. The Notice of Annual Meeting and Proxy Statement explains the proposals to be voted upon at the Annual Meeting.

2. The enclosed Voting Instruction Card is to be used to record your voting instructions for the Shares allocated to your accounts.

3. An annual report is enclosed for former employees who are participating in the ReliaStar Success Sharing Plan and ESOP. (Please note that an annual report has been sent to all active employees of ReliaStar under separate cover.)

The number of Shares allocated to your account(s) on the record date is shown on the Voting Instruction Card. The Shares get one vote each.

To vote all of your Shares, you can vote by phone or Internet as shown on the Voting Instruction Card -- Toll Free 1-800-240-6326 - or by Internet at http://www.eproxy.com/rlr/ -- or simply complete and return the Voting Instruction Card, using the enclosed envelope, to Norwest Bank on behalf of The Northern Trust Company. Your Card must be received by May 4, 2000.

The Trustee will vote those Shares for which no voting instructions are received as well as the Shares that are held in trust for allocation to participants' accounts in future years in the same proportion as Shares for which voting instructions are received.

If you have any questions about any of this material, please call me at (612) 372-5757.

/s/ Nancy Carlson

Nancy Carlson
Manager, Retirement Plans
Human Resources Department

Encl.